Exhibit 10.2

January 18, 2013

Joseph Kwok

Address on file with SeaCube Container Leasing, Ltd.

Dear Mr. Kwok:

This Letter Agreement sets forth the agreement made this 18th day of January, 2013, by and between SC Acquisitionco Ltd. (the “Amalgamated Corporation”), SeaCube Container Leasing, Ltd. (the “Company”) and Joseph Kwok (the “Executive”), a member of the management team of the Company, regarding the Executive’s employment with the Company and ownership of equity in the Amalgamated Corporation in connection with the Agreement and Plan of Amalgamation dated January 18, 2013 by and among 2357575 Ontario Limited, an entity of Ontario Teachers’ Pension Plan Board (“OTPPB”), Amalgamated Corporation and the Company (the “Merger Agreement”).

In connection with the Closing, you will receive certain benefits including, but not limited to, accelerated vesting of your outstanding restricted shares of the Company. You acknowledge that through the closing of transactions contemplated by the Merger Agreement (the “Closing”), you will continue to remain bound by the terms of your existing employment agreement with the Company, dated May 13, 2010 (your “Employment Agreement”) attached hereto as Exhibit A. You hereby agree that you will not resign from the Company without Good Reason (as defined in the Employment Agreement) prior to the Closing. In accordance with the terms of this Letter Agreement, from and after the Closing, your employment with the Company will continue to be governed by the terms of your Employment Agreement, except that effective as of the Closing:

1.	Subsection (i) of Section 1(a) is deleted in its entirety. All references to the “Ships Agreement” are accordingly deleted.

2.	For purposes of Section 1(b), the base salary will be $425,000.

3.	For purposes of Section 1(c), the target for any Performance Bonus will be 100% of your base salary and the maximum will be 175% of your base salary.

4.	Section 1(d) of your Employment Agreement is deleted in its entirety and all cross-references thereafter are modified accordingly.

5.	The first sentence of Section 1(c) of your Employment Agreement is amended to remove the reference to Section 1(d).

6.	The definition of “Cause” in Section 1(f)(ii) is restated:

“A termination for “Cause” shall mean termination of the Executive’s employment with the Company and its subsidiaries as a result of any of the following:

(a) the Executive commits any act of fraud, intentional misrepresentation or serious misconduct in connection with the business of the Company or any of its affiliates, including, but not limited to, falsifying any documents or agreements (regardless of form); or

(b) the Executive materially violates any rule or policy of the Company or any of its affiliates (I) for which violation an employee may be terminated pursuant to the written policies of the Company or any of its affiliates reasonably applicable to such an employee or (II) which violation results in material damage to the Company or any of its affiliates or (III) which, after written notice to do so, the Executive fails to correct within a reasonable time; or

(c) the Executive willfully breaches or habitually neglects any material aspect of the Executive’s duties assigned to the Executive by the Company or any of its affiliates, which assignment was reasonable in light of the Executive’s position with the Company or its subsidiaries (all of the foregoing duties, “Duties”); or

(d) the Executive fails, after written notice, adequately to perform any Duties and such failure is reasonably likely to have a material adverse impact upon the Company or any of its affiliates or the operations of any of them; or

(e) the Executive materially fails to comply with a direction from the Board or the board of directors (or similar body) of any of the Company’s affiliates with respect to a material matter, which direction was reasonable in light of the Executive’s position with the Company or its affiliates; or

(f) while employed by the Company or its subsidiaries, and without the written approval of the Board, the Executive performs services for any other corporation or person which competes with the Company or any of its affiliates or otherwise violates Sections 2 or 3 hereof; or

(g) the Executive is convicted by a court of competent jurisdiction of a felony (other than a traffic or moving violation) or any crime involving dishonesty; or

(h) any other action or condition that may result in termination of an employee for cause pursuant to any generally applied standard, of which standard the Executive knew or reasonably should have known, adopted in good faith by the Board or the board of directors (or similar body) of any of the Company’s affiliates from time to time but prior to such action or condition; or

(i) any willful breach by the Executive of his fiduciary duties as a director of SeaCube, CLI or any of their respective affiliates.

In the event that there is a dispute between the Executive and the Company as to whether “Cause” for termination exists: (x) such termination shall nonetheless be effective and (y) such dispute shall be subject to arbitration in New York, New York using the commercial rules of the American Arbitration Association.”

7.	In the first sentence of the definition of “Change in Control” in Section 1(f)(iii), “Seacastle Operating Company Ltd. (“Operating”)” is replaced with “Ontario Teachers’ Pension Plan Board (“OTPPB”),” and all references to “Operating” in such Section 1(g)(iii) are replaced with “OTPPB.”

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You and the Company agree that effective as of Closing, the foregoing amendment will be treated as an amendment to your Employment Agreement. The Company will be instituting a new Key Employee Severance Plan, in which you will be a Tier I participant. OTPPB agrees to honor such Key Employee Severance Plan and keep you as a Tier I participant for at least two years following the Closing. You agree that this Letter Agreement constitutes assumption of your Employment Agreement for purposes of subpart (e) of the “Good Reason” definition in your Employment Agreement and that “Good Reason” is not triggered in your Employment Agreement or for purposes of the Company’s Key Employee Severance Plan by or as a result of the transactions contemplated by the Merger Agreement (including, without limitation, the Company’s equity not being publicly traded following the Closing).

As an inducement to your continued employment with the Company after the Closing, you will be granted options in the Amalgamated Corporation upon or as soon as practicable after the Closing covering such number of shares of common stock of the Amalgamated Corporation that represents 33.75% of the option pool pursuant to a stock option plan and stock option agreement containing terms substantially consistent with the terms set forth in the Management Term Sheet (the “Management Term Sheet”) attached hereto as Exhibit B. Additionally, you agree that prior to the Closing, you will enter into a subscription agreement to invest a minimum of $2.25 million in the Amalgamated Corporation (the “Co-Investment”) on substantially the same terms as OTPPB, including those related to dividends, provided your shares will be subject to customary resale restrictions, puts and calls, drags and tags as set forth in a stockholders agreement containing terms substantially consistent with the terms set forth in the Management Term Sheet. Subject to such actions being achievable in connection with the Closing, your Co-Investment will be made by an automatic deduction from the after-tax proceeds otherwise payable to you from the cash-out of your restricted shares in the Company, all of which shall vest immediately upon the Closing, and if such proceeds are insufficient, by wire transfer at or as soon as practicable after the Closing.

This Letter Agreement shall automatically become null and void in the event the Merger Agreement is terminated in accordance with its terms prior to the Closing occurring. In the event the Merger Agreement terminates prior to the Closing, or, prior thereto, your employment terminates by reason of your death, Disability, by you for Good Reason, or by the Company without Cause (as such terms are defined in the Employment Agreement), all of the provisions of this Letter Agreement will terminate and there will be no liability of any kind under this letter. For the avoidance of doubt, if, prior to the Closing, you resign your employment without Good Reason, or your employment is terminated by the Company for Cause, you will still be required to make the Co-Investment. The parties agree that irreparable damage would occur in the event that you fail to make the Co-Investment as required by the terms of this Letter Agreement. In the event you fail to make such Co-Investment when required for any or no reason (whether willfully, intentionally, unintentionally or otherwise), then it is accordingly agreed that the Company and OTPPB shall be entitled to enforce specifically the terms and provisions of this Letter Agreement related to the Co-Investment in any state or federal court sitting in the State of Delaware, without proof of actual damages and without any requirement to provide any bond or other security. In addition, if your employment terminates for any reason prior to the Closing, you will not receive the options contemplated by the Management Term Sheet. This Letter Agreement shall be governed by the law of the State of Delaware without regard to conflict of law principles.

We look forward to working with you. Please confirm your acceptance of the foregoing by countersigning below.

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Sincerely, SC Acquisitionco Ltd.

By:	/s/ Lee Sienna
Name: Lee Sienna Title: Authorized Signatory

Accepted and Agreed as of the date hereof

/s/ Joseph Kwok
Joseph Kwok

SeaCube Container Leasing, Ltd.

By:	/s/ Lisa D. Leach
Name: Lisa D. Leach Title: Vice President & General Counsel

[Joseph Kwok Employment Side Letter Signature Page]

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Exhibit A

Employment Agreement

See Exhibit 10.17 of Amendment No. 2 to SeaCube’s Registration Statement on Form S-1, filed with the SEC on May 20, 2010.

A-1

Exhibit B

Management Term Sheet

This summary sets forth the terms for the continued employment of Mr. Kwok (the “Executive”). It is anticipated that the Executive will make an investment in the Surviving Corporation and receive new options in the Surviving Corporation shortly after the Closing, as set forth below.

Employment Terms

Existing employment agreement generally will be honored except that:

•      Base salary will be $425,000 per year.

•      Annual bonuses will be paid entirely in cash (i.e. no bonus restricted shares) and will be targeted at 100% of base salary (maximum 175%). Existing employment agreement will be amended accordingly.

•      The employment agreement will be amended to remove references to Seacastle Ships Holdings, Inc.

•      Minor changes will be made to the “Cause” and “Change in Control” definitions to reflect the deal.

Executive will be a Tier I participant in the Key Employee Severance Plan for at least two years following Closing.

Co-Investment/ Rollover

Executive will invest a minimum of $2.25 million, shares issued at same price as OTPPB shares and will be treated the same as OTPPB shares (including for dividends), but with customary resale restrictions (i.e. these shares cannot be sold (1) unless and until OTPPB sells its shares or (2) in accordance with the good leaver provisions in the chart that follows).

After five years, Co-Invest shares may be put back to the Company at 20% per year, subject to continued employment. Provided Executive continues to be employed, the put is cumulative, i.e. if the 20% in year 6 is not put back, 40% may be put back in year 7.

New Options

•      Will be granted options representing 33.75% of the option pool. The total option pool is expected to consist of 3,988,480 options to purchase shares of the Amalgamated Corporation.

•      Options will vest as follows, subject to the good leaver pro-rata provisions shown below:

•      Performance-Based: 50% of the options:

•      All performance-based options would be subject to 5-year cliff vesting (i.e., vest at end of year 5 if performance is met).

•      After five years, performance-based shares may be put back to the Company at 20% in each of years 6, 7, 8, 9 and 10, subject to continued employment. Provided Executive continues to be employed, the put is cumulative.

•      Time-Based: 50% of the options:

•      20% of time-based options vest at the end of year 3, 20% vest at the end of year 4 and 60% vest at the end of year 5.

•      20% of any time-based shares may be put back at the end of years 3, 4, 5, 6, and 7, subject to continued employment. Provided Executive continues to be employed, the put is cumulative.

•      Pro-rata vesting upon a termination due to death, Disability, Retirement, termination without Cause or for Good Reason:

•      For time-vested options: entitled to proportionate vesting on an annual basis for each completed year of service (so if terminated 26 months after closing, 2/5 of the options vest).

•      For performance-vested options: entitled to any options for which the performance metrics were previously met (so if terminated 26 months after closing, and the performance metrics for year 1 and year 2 were met, 2/5 of the options would vest).

•      For performance-based options, performance metrics would be tied to Adjusted Net Income, and would be subject to continued employment through the entire 5-year period, such that a maximum 20% of the performance-based options would performance vest each year but remain subject to 5-year time-based cliff vesting (subject to pro-rata vesting described above).

•      The chart that follows shows the provisions relating to put rights applicable to certain good leaver/bad leaver scenarios.

•      Strike price at grant based on OTPPB’s purchase price.

B-1

Change in Control

Upon a Change in Control that occurs following the Closing, all time-based options will vest, all performance-based options subject to future performance vesting will vest and all performance-based options that have previously met the targets will vest (performance-based options that missed the prior year targets are forfeited).

Definitions

“Cause,” “Good Reason,” “Change in Control” and “Disability” will be defined substantially consistent with the definitions in the existing employment agreement as modified above.

“Retirement” means termination of employment following the attainment of at least 62 years of age with at least 3 years of service with the Company following the Closing.

Good Leaver/Bad Leaver Provisions:

	Executive Co-Invest Shares	Exercised Stock Options	Unexercised Stock Options
Death/Disability	Company has call option at FMV. Executive has put option at FMV through 6-month anniversary of date of termination.	Company has call option at FMV. Executive has put option at FMV through 6-month anniversary of date of termination.	Vested options must be exercised within 6 months of termination and any shares received are subject to same treatment as under “Exercised Stock Options.” Unvested options expire upon termination.

Retirement

Company has call option at FMV.

Executive has put option at FMV starting on the first anniversary of Retirement for 33 1/3% per year over 3 years, provided that if put is not exercised in any year, that portion of the put expires.

Company has call option at FMV.

Executive has put option at FMV starting on the first anniversary of Retirement for 33 1/3% per year over 3 years, provided that if put is not exercised in any year, that portion of the put expires.

Vested options must be exercised within 3 months of retirement and any shares received are subject to same treatment as under “Exercised Stock Options.” Unvested options expire upon retirement.

Voluntary Termination Without Good Reason Within 5 Years from Grant

Company has call option at FMV less 20%, provided that the 20% discount shall not apply to the extent that the discount would result in the executive receiving less than cost.

Executive has put option at lower of cost/ FMV, provided that put expires if not exercised within 6 months of termination. The Company has up to 6 additional months to settle the put.

		Company has call option at lower of cost/ FMV.	All vested and unvested options would expire upon termination.

B-2

Voluntary Termination Without Good Reason After 5 Years from Grant

Company has call option at FMV less 20%, provided that the 20% discount shall not apply to the extent that the discount would result in the executive receiving less than cost.

Executive has put option at lower of cost/ FMV, provided that put expires if not exercised within 6 months of termination. The Company has up to 6 additional months to settle the put.

	Company has call option at FMV less 20%, provided that the 20% discount shall not apply to the extent that the discount would result in the executive receiving less than cost.	Vested options must be exercised within 3 months of termination and any shares received are subject to same treatment as under “Exercised Stock Options.”

Termination without Cause or for Good Reason

Company has call option at FMV.

Executive has put option at FMV starting on the first anniversary of termination for 33 1/3% per year over 3 years, provided that if put is not exercised in any year, that portion of the put expires.

	Company has call option at FMV. Executive has put option* at FMV starting on the first anniversary of termination date for 20% per year over 5 years.	Vested options must be exercised within 3 months of termination and any shares received are subject to same treatment as under “Exercised Stock Options.” Unvested options expire upon termination.

Termination for Cause

Company has call option at lower of cost/FMV.

Executive has put option at lower of cost/ FMV, provided that put expires if not exercised within 1 month of termination. The Company has up to 6 additional months to settle the put.

	Company has call option at lower of cost/FMV.	Vested and unvested options expire upon termination.

*	The put options for terminations without Cause are cumulative to the extent not previously put, i.e. if the 20% that may be put in the first year is not, it may be put in the second year in addition to the 20% permitted for the second year.

B-3